Exhibit 10.2

WAIVER OF CLAIMS AND GENERAL RELEASE

This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Tile Shop Holdings, Inc. (the “Company”) is terminated effective as of January 3, 2022 (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby relinquish all authority you have to act on behalf of the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, you are advised to consult with your attorney before signing it.

The Company agrees that, during the period beginning on the Termination Date through March 31, 2022, you will provide services to the Company in an advisory capacity and, accordingly, during such period, you will receive cash compensation in the amount of $11,666.67 per month, your previously-granted equity awards will continue to vest, and you will retain your opportunity to earn a cash incentive based on the achievement of the performance targets under the Company’s 2021 cash incentive plan.

In consideration for the foregoing and other good and valuable consideration set forth in the certain Employment Agreement by and between you and the Company dated as of September 6, 2019 (the “Employment Agreement”), you hereby agree as follows:

1.            Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under applicable state, federal and local law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, and any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation, non-work activities or any other protected class or conduct. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.

You also agree that if you file, or there is filed on your behalf, a charge, complaint, or action, the payment and benefits described in this Release are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

By signing this Release you are not releasing or waiving (a) any vested interest you may have in any employee retirement plan (as defined in ERISA Section 3(2)) by virtue of your employment with the Company; (b) any rights or claims that may arise after the Termination Date; (c) the payment and benefits described in the third paragraph of this Release; (d) the right to institute legal action for the purpose of enforcing the provisions of this Release; (e) the right to apply for state unemployment compensation benefits; (f) any right you may have to workers’ compensation benefits; (g) any rights you may have under the Consolidated Omnibus Budget Reconciliation Act (COBRA); (h) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to the preceding paragraph of this Section 1; (i) the right to communicate with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC, or other governmental agency; (j) the right to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency; and (k) any rights of indemnification or contribution afforded you by the Indemnification Agreement, dated September 6, 2019, between you and the Company, by statute or by common law, including any insurance coverage maintained by or on behalf of the Company.

2.            Opportunity to Consider. You have been advised that you have 21 days from the date on which you received this Release to consider whether you wish to sign it. However, the Company will not accept, and you may not execute, this Release until the Termination Date. You are also advised to consult with an attorney prior to signing this Release. The date on which you received this Release is accurately reflected in Section 10 below.

3.            Opportunity to Rescind. You may cancel this Release as to the release of claims arising under the Minnesota Human Rights Act within 15 days after signing it and as to the release of claims arising under the ADEA within 7 days of signing it. The Release will not become effective or enforceable until both rescission periods have passed. If you decide to rescind the Release you must mail or hand deliver the notice of rescission to: Chief Executive Officer, Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441. If you mail the notice of rescission, the notice must be postmarked within the 15 or 7 day period, as applicable, and must be sent via certified mail, return receipt requested, as addressed above. If you exercise the right to rescind under this Section 3, all other provisions of the Release will immediately be null and void and you will not receive the payments as described in the third paragraph above or otherwise.

4.            Confidentiality of this Release. You agree that you will keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), and financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

5.            Breach. You agree that all of the payments and benefits provided for in this Release are subject to termination, reduction or cancellation in the event of your material breach of this Release.

6.            Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of Minnesota or the federal courts located in Minnesota and each party hereby consents to the jurisdiction of such courts.

7.            Severability. If any of the terms of this Release is held to be invalid and unenforceable, other than the release of claims provided in Section 1, and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and will not be affected thereby. In the event any aspect of the release of claims in Section 1 is held to be invalid or unenforceable in any respect, the remaining provisions of this Release will be voidable at the option of the Company and you agree to return any payments made and benefits provided by the Company, except that nothing in this Release will be construed as permitting the Company to obligate or require tender back of any payments or benefits provided in exchange for your release of ADEA claims.

8.            Miscellaneous. This Release and the Employment Agreement constitute the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination, and fully supersedes any and all prior agreements or understandings between the parties except for those express provisions contained in the Employment Agreement and the Tile Shop Holdings, Inc. Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement that are intended to survive the termination of the employment relationship.

9.            Representations. You affirm that the consideration for signing this Release is described in the third paragraph of this Release and in the Employment Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked, that you received all benefits and leave to which you were entitled, and that you suffered no work-related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications that tend to cast the Company, its stockholders, directors, officers or employees in a negative light. The Company agrees that none of the Company’s officers, directors or management employees will disparage you in any way, nor will the Company’s officers, directors or management employees make any public comments or communications that tend to cast you in a negative light.

You also affirm that you are the legal party in interest in this Release, with legal title to all rights and claims asserted and hereby released; that you have not filed for bankruptcy or assigned or transferred any rights against the Company to any other person or entity; and that you have returned to the Company all of its property in your possession or control, including, but not limited to, all documents and materials, whether on computer disc, hard drive, or other form, and all copies thereof that in any way relate to the business of the Company. You further affirm that you have fully complied with the Tile Shop Holdings, Inc. Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement that you signed before beginning employment with the Company.

10.            Section 409A and Taxes Generally. This Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (collectively, “Section 409A”) or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Release, payments provided under this Release may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Release that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service or as a short-term deferral, will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Release will be treated as a separate payment. Any payments to be made under this Release upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Release comply with Section 409A and in no event will Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Release, if on the Termination Date, you are a “specified employee” within the meaning of Section 409A and determined in accordance with Section 409A, any payments and benefits provided under this Release that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to you on account of your separation from service will not be paid until the first payroll date to occur following the six month anniversary of the Termination Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six month period will be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If you die during the six month period, any delayed payments will be paid to your estate in a lump sum upon your death.

11.            Date of Receipt. You acknowledge that you received this Release on December 22, 2021, that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed and delivered as of the day and year indicated below.

EMPLOYEE

/s/ Nancy DiMattia
Nancy DiMattia

Date Signed: December 22, 2021

TILE SHOP HOLDINGS, INC.

/s/ Cabell Lolmaugh
Cabell Lolmaugh, Chief Executive Officer

Date Signed: December 22, 2021

[Signature Page to Waiver of Claims and General Release]